EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-30055, 333-106438, 333-35352, and 333-88780 on Form S-8, and Registration Statement Nos. 333-58273, 333-134221, 333-151779, 333-165740, and 333-170351 on Form S-8 of our reports dated February 19, 2014, with respect to the consolidated financial statements of SM Energy Company and subsidiaries, and the effectiveness of internal control over financial reporting of SM Energy Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Denver, Colorado
February 19, 2014